Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of this 27th day of June, 2011 (the “Effective Date”), is by and between SCHOOL SPECIALTY, INC., a Wisconsin corporation (the “Company”) and DAVID J. VANDER ZANDEN (“Employee”).

RECITALS

The Company and Employee are parties to an Employment Agreement dated November 5, 2002, as amended effective as of December 31, 2008 (the “2002 Agreement”).

Employee has indicated his desire to retire effective April 28, 2012 and the Board of Directors of the Company intends to engage in a process to identify Employee’s successor, and the Company and Employee desire to terminate and replace the 2002 Agreement in connection therewith.

The Company desires to continue to employ Employee and to have the benefit of his skills and services, and Employee desires to accept employment with the Company on the terms and conditions set forth herein.

This Agreement supersedes and cancels any other prior employment agreements or understandings, written or oral, between the Company and Employee, including the 2002 Agreement.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein, and the performance of each, the parties hereto, intending legally to be bound, hereby agree as follows:

AGREEMENTS

1.

Employment and Duties.  The Company hereby agrees to employ Employee and Employee hereby accepts employment as the Chief Executive Officer and President of the Company and agrees to devote his full business time and efforts to the diligent and faithful performance of his duties as Chief Executive Officer and President of the Company hereunder under the direction of the Board of Directors of the Company.  Such duties shall be performed from the Company’s headquarters in Greenville, Wisconsin.  Subject to Employee’s satisfaction of the condition in Section 8, below, and provided that Employee’s employment has not been terminated pursuant to Section 5(b), 6(a) or 6(b), below, and except as provided in Section 5(c), below, Employee shall be nominated by the Board of Directors of the Company (the “Board”) for election to the Board at the 2012 annual meeting of shareholders (the “2012 Meeting”) for a three-year term.

2.

Term of Employment.  Unless sooner terminated as hereinafter provided, the term of Employee’s employment hereunder shall commence with and only with the Effective Date and shall continue until April 28, 2012 (the “Term”).  This Agreement may be terminated prior to the end of the Term in the manner provided herein.

3.

Compensation.  For all services rendered by Employee, the Company shall compensate Employee as follows:

(a)

Base Salary.  Effective on the date hereof, the annual base salary payable to Employee shall be Six Hundred Seventy Five Thousand Dollars ($675,000.00) or such greater amount as determined from time to time by the Board of Directors of the Company, payable on a regular basis in accordance with the Company’s standard payroll procedures, but not less than monthly.  This amount is stated before reductions for federal and state income and employment tax withholding.  It is understood that the base salary is a minimum amount, and shall not be reduced during the Term.

(b)

Incentive Bonus.  Provided Employee remains employed by the Company through the last day of the Term, Employee shall be entitled to receive the incentive bonus earned under the Company’s senior management bonus program for the fiscal year ending April 28, 2012, which incentive bonus shall be paid in accordance with the Company’s senior management bonus program, at such time as other members of senior management of the Company receive their incentive bonuses under such program.

(c)

Perquisites, Benefits, and Other Compensation.  While employed by the Company, Employee shall be entitled to receive all perquisites and benefits as are customarily provided by the Company to its executive employees, subject to such changes, additions, or deletions as the Company may make generally from time to time.

(d)

Non-Vested Stock Units.  The shares of Company common stock earned by Employee under the Fiscal 2010 Performance Share Program shall vest in full and be distributed to Employee upon the earlier of the last day of the Term or upon termination of Employee’s employment pursuant to Section 5, below.

(e)

Stock Options.  In the event Employee is nominated for election to the Board at the 2012 Meeting but is not elected, or is not or is unable to be nominated for any reason other than as a result of termination of Employee’s employment pursuant to Section 6(a) or Section 6(b), Employee’s stock options shall be amended to provide for the same vesting and exercisability as if he had been elected to the Board for a three-year term.

(f)

Director Compensation.  In the event Employee is nominated for election to the Board at the 2012 Meeting but is not elected, or is not or is unable to be nominated for any reason other than as a result of termination of Employee’s employment pursuant to Section 6(a) or Section 6(b), Employee shall be entitled to receive a lump sum payment equal to three (3) times an amount equal to the sum of (a) the annual cash retainer for a non-employee director who is not a committee chairman in effect as of

June 30, 2012 and (b) the Black-Scholes value of the annual equity grant to a non-employee director at the regular meeting of the Board in June 2010.

4.

Confidential Information and Company Property.

(a)

Employee will acquire information and knowledge respecting the intimate and confidential affairs of the Company in the various phases of its business.  Accordingly, Employee agrees that he shall not for a period of two (2) years following the termination of his employment with the Company, use for himself or disclose to any person not employed by the Company any such knowledge or information heretofore acquired or acquired during the term of this employment hereunder including but not limited to information marked “confidential information.”  Employee agrees to hold all trade secrets, as defined in §134.90 of the Wisconsin Statutes and as hereinafter amended from time to time, in strict confidence and agrees not to use or disclose such trade secrets in any way following the termination of his employment with the Company at any time.  Nothing in this agreement shall be construed to limit or supersede the common law of torts or statutory or other protection of trade secrets where such law provides the Company with greater protections or protections for a longer duration than that provided in this Section 4.

(b)

Employee agrees that all memoranda, notes, records, papers or other documents and all copies thereof relating to the Company’s operations or business, some of which may be prepared by him, and all objects associated therewith (such as models and samples) in any way obtained by him shall be the Company’s property.  This shall include, but is not limited to, documents and objects concerning any process, apparatus, or product manufactured, used, developed, investigated, or considered by the Company.  Employee shall not, except for Company use, copy or duplicate any of the aforementioned documents or objects, nor remove them from the Company’s facilities, nor use any information concerning them except for the Company’s benefit, either during his employment or thereafter.  Employee agrees that he will deliver all of the aforementioned documents and objects that may be in his possession to the Company on termination of his employment, or at any other time on the Company’s request, together with his written certification of compliance, except for those documents and objects received as a director of the Company.

5.

Removal from Office; Termination of Employment for Death, Disability and
Without Cause.

(a)

The Board may remove Employee from the position of Chief Executive Officer and President in connection with its process of identifying and hiring Employee’s successor and specifying the first date of employment for Employee’s successor.  Upon such removal, Employee will have such duties, if any, as may be prescribed from time to time by the Board.

(b)

Employee’s employment shall terminate immediately upon his death.  Should Employee’s employment with the Company be terminated pursuant to the terms of this Section 5(b), the Company shall continue to pay to Employee the Base Salary described in Section 3(a), above, through April 28, 2013.  During such period of salary continuation, Employee’s family shall continue to be covered under all health insurance coverage of the Company afforded its senior management, at the then effective cost sharing arrangement between Employee and the Company.  Employee shall also be entitled to receive the incentive bonus that Employee would have earned had Employee’s employment continued through the last day of the fiscal year in which his employment terminates, payable in accordance with the Company’s senior management bonus program, at such time as other members of senior management of the Company receive their incentive bonuses under such program, but prorated on the basis of the number of days during that fiscal year for which Employee was employed by the Company.  In addition, the Company shall provide Employee all benefits accrued through the date of termination of employment under the plans referenced in Section 3(c), above.  The Company shall have no obligation to Employee under any severance pay or similar plan or policy of the Company.

(c)

In the event the Employee becomes physically or mentally disabled so as to qualify for disability payments under the then current disability coverage for full-time employees of the Company, the Company may at its option terminate Employee’s employment upon not less than thirty (30) days’ written notice.  The Company’s right to terminate the Employee’s employment pursuant to the preceding sentence shall cease in the event the notice of termination provided for therein shall not be given during the period of the Employee’s disability or within ninety (90) days after such disability ceases.  In the event of such termination of employment, the Company shall be obligated to pay to Employee the Base Salary described in Section 3(a), above, reduced by the gross amount of the Company-provided disability payments received by the Employee, through April 28, 2013.  During such period of salary continuation, Employee and his family shall continue to be covered under all health insurance coverage of the Company afforded its senior management, at the then effective cost sharing arrangement between Employee and the Company.  Employee shall also be entitled to receive the incentive bonus that Employee would have earned had Employee’s employment continued through the last day of the fiscal year in which his employment terminates, payable in accordance with the Company’s senior management bonus program, at such time as other members of senior management of the Company receive their incentive bonuses under such program, but prorated on the basis of the number of days during that fiscal year for which Employee was employed by the Company.  In addition, the Company shall provide Employee all benefits accrued through the date of termination of employment under the plans referenced in Section 3(c), above.  The

Company shall have no obligation to Employee under any severance pay or similar plan or policy of the Company.  In the event Employee’s disability would prevent him from reasonably carrying out the duties of a director of the Company, the Board shall not be obligated to nominate Employee for election to the Board at the 2012 Meeting.

(d)

The Company may at its option and for any reason terminate Employee’s employment upon not less than thirty (30) days’ written notice.  Should Employee’s employment with the Company be terminated pursuant to the terms of this Section 5(d), the Company shall continue to pay to Employee the Base Salary described in Section 3(a), above, through April 28, 2013.  To the extent not previously paid to Employee, Employee shall also be entitled to receive the incentive bonus that Employee would have earned had Employee’s employment continued through the last day of the Term, payable in accordance with the Company’s senior management bonus program, at such time as other members of senior management of the Company receive their incentive bonuses under such program.  In addition, if Employee’s employment terminates prior to the end of the Term, Employee and his family shall continue to be covered until April 28, 2013 under all health insurance coverage of the Company afforded its senior management, at the then effective cost sharing arrangement between Employee and the Company, provided that the subsidy Employee receives from the Company shall be taxable income to him.  Finally, the Company shall provide Employee all benefits accrued through the date of termination of employment under the plans referenced in Section 3(c), above.  The Company shall have no obligation to Employee under any severance pay or similar plan or policy of the Company.

6.

Termination of Employment For Cause; Voluntary Termination.

(a)

The Company reserves the right to immediately terminate Employee’s employment under this Agreement should any of the following occur:

(i)

Employee’s commission of a felony that is an act which, in the opinion of the Board of Directors, is either abhorrent to the community or is an intentional act, which the Board of Directors considers materially damaging to the reputation of the Company or its successors or assigns.

(ii)

Employee’s breach of or failure to perform his obligations in accordance with the terms and conditions of this Agreement.  However, the right of the Company to terminate the employment of Employee under the terms of this Section 6(a)(ii) shall be conditioned upon the Company promptly providing to Employee a written notice which describes the Employee’s breach or failure to perform his obligations in accordance with the terms and conditions of this Agreement.  Employee shall have thirty (30) days from the date of the Company’s issuance of this notice to cure the described breach or failure.  Notwithstanding the above described language, should the Company issue a notice under the terms of this

Section 6(a)(ii) (the “First Notice”) and within the twelve month period following such notice issue a second notice under this Section 6(a)(ii) for a breach or failure to perform similar to the breach or failure to perform cited in the First Notice, Employee shall have no cure rights for such breach or failure to perform.

(b)

Employee reserves the right to immediately terminate Employee’s employment under this Agreement.

Should Employee’s employment with the Company be terminated pursuant to the terms of this Section 6, the Company shall pay to Employee the Base Salary described in Section 3(a) through the date of termination and provide Employee all benefits accrued through the date of termination of employment under the plans referenced in Section 3(c), above.  The Company will have no further obligations to Employee.

7.

Definition of Termination of Employment; “Special Employee” Delay in
Payments.

(a)

For all purposes of this Agreement, Employee’s employment shall be treated as if it were terminated if the termination meets the definition of “separation from service” as set forth in Treas. Reg. §1.409A-1(h).

(b)

Notwithstanding anything to the contrary contained in this Agreement, if (i) Employee is a “specified employee” within the meaning of Treas. Reg. §1.409A-1(i), and (ii) any amounts or benefits to be paid to Employee upon termination of employment as defined in Section 7(a), above, do not qualify for exemption from Section 409A or this delay in payment rule under the short-term deferral exception to deferred compensation of Treas. Reg. §1.409A-1(b)(4), the separation pay plan exception to deferred compensation of Treas. Reg. §1.409A-1(b)(9), or otherwise, then payments of such amounts, not exempt from Section 409A of the Code, shall be made in accordance with the terms of this Agreement, but in no event earlier than the first to occur of (1) the day after the six-month anniversary of Employee’s termination of employment, or (2) Employee’s death.  Any payments delayed pursuant to the prior sentence shall be made in a lump sum, on the first business day after the six-month anniversary of Employee’s termination of employment along with interest thereon payable at the short-term applicable federal rate for monthly payments, as determined under Section 1274(d) of the Code, for the month in which Employee’s employment terminated.

8.

Release of Claims.  Employee will have no right to be nominated for election to the Board at the 2012 Meeting, unless and until Employee executes after his termination of employment, and there shall be effective following any statutory period for revocation, a release provided to him by the Company, in substantially the form attached hereto as Exhibit A, as reasonably modified in the Company’s discretion as required to comply with subsequent changes in law.  The execution by Employee of the release and the statutory period for revocation must be completed prior to the date on which the Board nominates Employee for election at the 2012 Meeting, provided that the final form of the release is provided to Employee on a date no later than the tenth (10th) business day after the date of termination of Employee’s employment.

9.

Covenant Not to Compete.  In consideration of the employment hereunder, Employee hereby agrees that during the term of his employment by the Company and for a period of twenty four (24) months following the termination of his employment with the Company, Employee will not either directly or indirectly (i) own, (ii) have proprietary interest (except for less than 5% of any listed company or company traded in the over-the-counter market) of any kind in, or (iii) provide Restricted Services to any firm, other than the Company and its subsidiaries, engaged in providing, manufacturing and/or distributing school supplies, equipment, supplemental learning products, furniture, core standards based and supplemental curriculum programs including but not limited to instructional programs and assessment tools, professional services including but not limited to value-add consulting services to schools and school districts or other products or services, provided, made and/or distributed by the Company or any of the Company’s present or future subsidiaries (acquired during the Term) offered by the Company as of the Employee’s last date of employment in the geographic area where the Company or any of the Company’s present or future subsidiaries (acquired during the Term) are engaged in business without the express written consent of the Company.  For purposes of this Section 9, “Restricted Services” means the provision, as an employee, officer, consultant, director or otherwise, of advice, assistance or work of the type provided by Employee to the Company during the twelve (12) month period immediately preceding the end, for whatever reason, of Employee’s employment with the Company.  Employee agrees that a breach of the covenant contained herein will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law and in the event of any breach of such agreement, the Company shall be entitled to injunctive and such other and further relief including damages as may be proper.

10.

Notice.  All notices, demands and other communications hereunder shall be deemed to have been duly given, if delivered by hand or certified mail, return receipt requested, with postage prepaid:

To the Company:	School Specialty, Inc. W6316 Design Drive Greenville, WI 54942 Attention: David N. Vander Ploeg, Chief Financial Officer Fax: (920) 882-5863

With a copy to:	Joseph F. Franzoi IV, Esq. Franzoi & Franzoi, S.C. 514 Racine Street Menasha, WI 54952

Fax: (920) 725-0998

To Employee:	David J. Vander Zanden W8918 Great Oak Lane Hortonville, WI 54944

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein.  Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date when delivered by hand or two days after being mailed by certified mail, return receipt requested.

11.

Entire Agreement; Amendment; Waiver.  This Agreement (including any documents referred to herein) sets forth the entire understanding of the parties hereto with respect to the subject matter contemplated hereby.  Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, including but not limited to the 2002 Agreement, are superseded by this Agreement.  This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties hereto.  Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

12.

Expenses.  Each party hereto will pay their respective fees, expenses and disbursements of their agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement, and its enforcement.  Notwithstanding the foregoing, if a court of law of competent jurisdiction determines that in the process of pursuing enforcement of Section 9 against Employee, the Company engaged in tortious interference with a relationship between Employee and a third-party that would not violate Section 9, then the Company agrees to pay Employee all reasonable attorneys' fees, costs, and damages directly related to such tortious interference, if any, as determined by the court.

13.

Governing Law.  This Agreement shall in all respects be construed according to the laws of the State of Wisconsin, without regard to its conflict of laws principles.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

COMPANY:

SCHOOL SPECIALTY, INC.

/s/ Terry L. Lay

Terry L. Lay, Chairman of the Board

EMPLOYEE:

/s/ David J. Vander Zanden

David J. Vander Zanden, Individually

EXHIBIT A

NOT TO BE SIGNED UNTIL AFTER THE LAST DATE OF EMPLOYMENT

GENERAL RELEASE AGREEMENT

This General Release of Claims (“Release Agreement”) is being executed as a condition precedent to your re-appointment by School Specialty, Inc. (the “Company”) to its Board of Directors (“Board).  Provided you accept and do not revoke this Release Agreement within the periods specified in Paragraph 7, below, you will be nominated by the Board for re-election to the Board for a term ending at the 2015 annual meeting of shareholders.

1.

General Release of Claims.  In exchange for your nomination for re-election to the Board, which you acknowledge and agree is a benefit and opportunity to which you would not otherwise be entitled, you agree, on behalf of yourself, your heirs, successors and assigns, to release the Company, its affiliates, parents and subsidiaries and their respective past and present officers, directors, stockholders, partners, members, agents and employees (“Released Parties”) from any claims arising on or before the date you sign this Release Agreement; provided, however, that this Release Agreement does not apply to (a) obligations owed to you under the qualified and nonqualified benefit plans of the Company, (b) any rights you may have to indemnification under the Company’s Articles of Incorporation or By-Laws, any insurance policies, other contracts or law, (c) rights to compensation accrued prior to the date of your termination of employment; (d) any rights you may have under the Employment Agreement between the Company and you dated as of June 27, 2011, of which this Release Agreement is a part; or (e) any rights as a director or shareholder of the Company.  This release of claims covers any claims related in any way to your employment, the decision to terminate your employment and termination of that employment relationship.  This release of claims includes any claims, whether they are presently known or unknown, or anticipated or unanticipated by you.  You acknowledge and agree that, if you are 40 years of age or older, your acceptance of this Release Agreement also will release any and all claims under the federal Age Discrimination in Employment Act.  This reference to age discrimination claims does not in any way limit the general and comprehensive nature of the release of claims provided under this Paragraph 1.  You agree to waive and give up any benefit conferred on you by any order or judgment issued in connection with any proceeding filed against the Released Parties regarding any claim released in this Release Agreement.

2.

Claims to Which Release Agreement Applies.  The release contained at Paragraph 1, above, applies both to claims which are now known or are later discovered.  However, this release does not apply to any claims that may arise after the date this Release Agreement is executed.  Nor does this release apply to any claims which may not, as a matter of law, be released.

3.

The Terms “Claims” and “Release” Are Construed Broadly.  As used in this Release Agreement, the term “claims” shall be construed broadly and shall be read to include, for example, the terms “rights,” “causes of action” (whether arising in law or equity), “damages,” “demands,” “obligations,” “grievances” and “liabilities” of any kind or character.  Similarly, the term “release” shall be construed broadly and shall be read to include, for example, the terms “discharge” and “waive.”

4.

Release Agreement Binding on Employee and Related Parties.  You and the Company acknowledge and agree that this Release Agreement shall be binding upon you and your agents, attorneys, personal representatives, executors, administrators, heirs, beneficiaries, successors, and assigns and upon the Company and its affiliates and subsidiaries and, to the fullest extent possible, the Company’s and its affiliates’ and subsidiaries’ officers, directors, shareholders, members, partners, agents and employees, and their respective successors and assigns.

5.

Additional Consideration.  You acknowledge and agree that you have executed this Release Agreement in consideration for your nomination for re-election to the Board.  You acknowledge that such nomination represents consideration in addition to anything of value that you are otherwise entitled to receive from the Company.

6.

All Representations in Documents.  In entering into this Release Agreement, you acknowledge and agree that you have not relied on any verbal or written representations by any representative of the Company or its affiliates or subsidiaries other than those explicitly set forth in this Release Agreement.

7.

Acceptance Procedures; Opportunity to Consider this Release Agreement; Consultation with Attorney.  The Company wishes to ensure that you voluntarily agree to the terms contained in this Release Agreement and do so only after you fully understand them.  Accordingly, the following procedures shall apply:

(A)

You agree and acknowledge that you have read this Release Agreement, understand its contents, and may agree to the terms of this Release Agreement by signing and dating it and returning the signed and dated Release Agreement, via mail, overnight delivery or hand delivery, so that it is received by School Specialty, Inc.; Attn:  [NAME], [ADDRESS] on or before 5:00 p.m. Central Time on the 21st calendar day following your receipt of this Release Agreement;

(B)

You agree and acknowledge that you have been advised to consult with an attorney prior to signing this Release Agreement;

(C)

You understand that this Release Agreement, at Paragraph 1, above, includes a final general release, including a release of all claims under the Age Discrimination in Employment Act;

(D)

You understand that you have seven (7) calendar days after signing this Release Agreement within which to revoke your acceptance of it (“Revocation Period”).  Such revocation will not be effective unless written notice of the revocation is, via mail, overnight delivery or hand delivery, directed to School Specialty, Inc.; Attn:  [NAME], [ADDRESS] on or before 5:00 p.m. Central Time on the first (1st) work day following the expiration of the Revocation Period;

(E)

This Release Agreement will not be binding or enforceable unless you have signed and delivered it as provided in Paragraph 7(A), above, and have chosen not to exercise your revocation rights, as described in Paragraph 7(D), above.  If you give timely notice of your intention to revoke your acceptance of the terms set forth in this

Release Agreement, this Release Agreement shall become null and void, and all rights and claims of the parties which would have existed, but for the acceptance of this Release Agreement’s terms, shall be restored; and

(F)

You represent and warrant that, in the event you choose to accept the terms of this Release Agreement, the date appearing above your name on the last page of this document shall be the actual date on which you have signed the Release Agreement.

9.

Voluntary Agreement.  You acknowledge and agree that you have entered into this Release Agreement knowingly and voluntarily and understand that its terms are binding on you.  The Company has entered into this Release Agreement knowingly and voluntarily and understands that its terms are binding on it.

10.

Partial Invalidity of Release Agreement.  If any part of this Release Agreement is held to be unenforceable, invalid or void, then the balance of this Release Agreement shall nonetheless remain in full force and effect to the extent permitted by law.

11.

Headings.  The headings and subheadings in this Release Agreement are inserted for convenience and reference only and are not to be used in construing the Release Agreement.

12.

Applicable Law.  Wisconsin law will apply in connection with any dispute or proceeding concerning this Release Agreement, without regard to its conflicts of laws provisions.

13.

No Liability.  Nothing in the releases contained in this Release Agreement should be construed as an admission of wrongdoing or liability on the part of the Company, its subsidiaries or you.  All parties deny any liability to the others.  Such provisions are included merely to wrap up all loose ends between the parties.

EXECUTED THIS _____________ DAY OF ____________________, 20___ AT ______ _.M.

____________________________________
David J. Vander Zanden